                   SECURITY BANK HOLDING COMPANY SHAREHOLDERS
                        APPROVE CHANGE OF CORPORATE NAME

COOS BAY, Ore. - (BUSINESS WIRE) - May 8, 2000. Shareholders of Security Bank Holding Company (NASDAQ: SBHC) recently approved a resolution to change the corporation's name to Independent Financial Network. Approval was given at the Annual Meeting of Shareholders held April 18, 2000, in North Bend, Oregon. Management is targeting May 15, 2000, as the official roll-out date for the new name. The new NASDAQ ticker symbol will be "INFN", effective May 15, 2000. The current web site address of www.sbhc.com will remain active during the transi-tion, with the future web-site address to be www.ifn-online.com.

Chairman and CEO Chuck Brummel stated that the change was motivated to avoid the confusion between the Holding Company and Security Bank, one of its affiliates. The company started an expansion phase in 1996. In addition to Security Bank, the Holding Company also wholly-owns Security Mortgage Company, Family Security Bank, and Pacific State Bank, and is a majority-owner of Lincoln Security Bank, Oregon State Bank, and McKenzie State Bank. Roseburg Community Banking Company, formed in 1999 under an assumed name of affiliate Security Bank, will be con-verted early in 2001 to a wholly-owned affiliate of Independent Financial Network. All of the Oregon-based affiliates operate as independent banks, with local presidents, under local boards of directors. In addition to its mortgage and banking operations, the company is developing its Information Technology Department and planning to provide data-processing, item-processing, and other technological services to nonaffiliated banks. All of the affiliates will offer on-line banking in the 3rd Quarter of 2000.

Shareholders also approved the re-election of Directors Robert L. Fullhart, Ronald C. LaFranchi, and Gary L. Waggoner, for three-year terms. Fullhart has served on the board since 1997, LaFranchi since 1998, and Waggoner since 1999.

The company's consolidated assets were at $327.1 million on March 31, 2000.

Contact information:
Chuck Brummel - Chairman and Chief Executive Officer, (541) 267-5356 Ron Farnsworth - Chief Financial Officer, (541) 267-2712